UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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BELLSOUTH CORPORATION

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REMARKS OF DUANE ACKERMAN
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
BELLSOUTH CORPORATION
HEARING ON THE “AT&T AND BELLSOUTH MERGER:
WHAT DOES IT MEAN FOR CONSUMERS?”
BEFORE THE UNITED STATES SENATE
COMMITTEE ON THE JUDICIARY
SUBCOMMITTEE ON ANTITRUST, COMPETITION POLICY
AND CONSUMER RIGHTS
June 22, 2006
     601 words. Approx. 3 minutes
     Mr. Chairman and members of the Committee, thank you for the opportunity to talk about why the BellSouth-AT&T combination is good for our customers and good for our nation.
A New Day in Communications
     To understand the benefits of this merger, it’s important to recognize how much communications has changed since divestiture in 1984.
     Over the last two decades, the industry has shifted from wireline to wireless...from narrowband to broadband. IP, or Internet Protocol technology, has enabled the convergence of once separate voice, video and data services. And, consumers have an increasing array of wireless, wireline, and Voice Over IP providers to choose from.
     This merger will create an innovative and efficient provider for this new day in communications.
Five Key Benefits
     I would like to highlight five benefits for consumers and the nation.
     First... the simplification of Cingular management will lead to faster delivery of improved services to customers. Along with streamlined management, the merger enables the integration of the companies’ separate networks into a single global IP network that advances the convergence of the “three screens” many customers rely on today- televisions, computers, and wireless devices.
Second... IPTV faster. Consumers seeking an alternative to cable will see faster and more economic deployment of next-generation IP television networks. By combining BellSouth’s fiber-rich network with AT&T’s investments in IPTV technology, the new company will have the national scale and the resources to deploy video services more quickly in competition with cable.
     Third... more reliability and better disaster recovery and response. The merger will join AT&T’s disaster recovery capabilities, developed to meet the needs of government and enterprise customers, with BellSouth’s experience in responding to hurricanes. Combined, the companies can restore critical communications capabilities quicker and coordinate with key government agencies more effectively.
     Fourth... more innovation. Customers in the Southeast and the rest of the country will benefit from the innovation of AT&T Labs, as well as the combination of AT&T’s state-of-the-art national networks with BellSouth’s local expertise. The merger would also give business and government customers a reliable U.S.-based provider of integrated, secure, and competitively priced services to meet their needs anywhere in the world.
     Fifth, more cost-efficiencies. The merger will allow for cost-savings of approximately $18 billion primarily by eliminating duplication. This will enable the new company to be an even more effective competitor with cable in the new century.
     All of these benefits come without the loss of mass market competition because AT&T withdrew from the traditional consumer market in 2004, and is now one of many consumer VOIP providers . Competition in the business market also will not be diminished because the two companies have a different focus—BellSouth concentrates its efforts on customers whose service needs are predominately in our nine state region, while AT&T concentrates on business customers with a more national and global reach.
     Together, American industry and policymakers have helped usher in a new day in communications. Now, our job is to lead our customers and our nation forward... To keep pushing innovation barriers ...to keep building better and faster networks... and to make technology work for people...how they need it, where they need it, when they need it. With your support, this merger will enable us to do just that. It’s good for consumers and it’s good for America. Thank you for your time.
NOTE: In connection with the proposed merger, AT&T Inc. (“AT&T”) filed a registration statement on Form S-4 (Registration No. 333-132904), containing a joint proxy statement/prospectus of AT&T and BellSouth Corporation (“BellSouth”), with the Securities and Exchange Commission (the

“SEC”) which was declared effective on June 2, 2006. Investors are urged to read the registration statement and the joint proxy statement/prospectus contained therein (including all amendments and supplements to it) because it contains important information. Investors may obtain free copies of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site (www.sec.gov). Copies of AT&T’s filings may also be obtained without charge from AT&T at AT&T’s Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309.